EXHIBIT 99.1

News Release

For Immediate Release	Contact:	Kos Pharmaceuticals, Inc. Constance Bienfait Executive Director Corporate Communications (954) 331-3760

KOS ANNOUNCES INTRODUCTION OF NIASPAN® IN CANADA

Oryx, Kos’ marketing partner in Canada, launches potent, patient-friendly HDL therapy in
Canada earlier than originally anticipated

     CRANBURY, NJ, April 26, 2005 – Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) announced today, that through its Canadian development and commercialization partner, Oryx Pharmaceuticals, Inc. (Oryx), regulatory clearance from Health Canada was granted to market all three doses of Kos’ Niaspan® product (niacin extended-release tablets) in Canada. The approval was granted on March 11, 2005 and the product was launched today. Niaspan, classified in Canada as a lipid metabolism regulator, is a highly differentiated treatment fulfilling an unmet need for addressing low HDL cholesterol (the “good” cholesterol) levels in treating cardiovascular disease, the number one cause of death in Canada. The cholesterol market in Canada was valued at nearly CAN$1.4 billion in 2004, reflecting an annual growth rate of 15%.

     Oryx, a Canadian specialty pharmaceutical company that focuses on several therapeutic areas, including cardiovascular disease, will deploy a dedicated cardiovascular sales force to commercialize Niaspan. Pursuant to the agreement with Kos, which was established in August 2003, Oryx has exclusive commercialization rights to Niaspan and Advicor® in Canada and is responsible for all promotional investments. Kos is responsible for manufacturing and supplying Niaspan for sale in Canada. Under the terms of the agreement, Kos will receive a significant share of revenue from the sale of the products in Canada.

     Niaspan, internally developed by Kos, is indicated in Canada as an adjunct to diet for reduction of elevated total cholesterol (TC), low-density lipoprotein cholesterol (LDL-C), apolipoprotein B (Apo B) and triglyceride (TG) levels, and to increase high-density lipoprotein cholesterol (HDL-C) in patients with primary hypercholesterolemia and mixed dyslipidemia, when the response to an appropriate diet and other non-pharmacological measures have been inadequate. Niaspan is a safe and effective therapy and increases the mean HDL-C levels nearly 30%. Kos launched Niaspan in the United States in 1997 and recorded revenue of around $321 million in 2004.

     “Niaspan is the most potent, patient friendly pharmaceutical therapy available for increasing HDL-C,” stated Adrian Adams, President and CEO of Kos. “With the Canadian approval, Niaspan is now available in numerous countries throughout the world, with more approvals to come. This will facilitate broader penetration in the multi-billion worldwide cholesterol market and we are confident that this therapy will make a significant difference in improving the health of patients afflicted with cholesterol disease in Canada and around the world.”

     “The launch of Niaspan in Canada represents a major milestone for Oryx and we are pleased to be able to make available this significant new therapy to all Canadians who may benefit from increasing their HDL-C”, stated Douglas Reynolds, President of Oryx.

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Kos Pharmaceuticals, Inc.	Page 2

     About Kos:

     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders, and Azmacort® for the treatment of asthma. Kos is developing additional products, has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration and is pursuing certain strategic business development and licensing opportunities.

     About Oryx:

     Oryx Pharmaceuticals, Inc., a Canadian specialty pharmaceutical company focused on several therapeutic areas, including cardiovascular disease, will deploy a dedicated cardiovascular sales force to commercialize the products beginning late in 2005 following the approval of each drug. Oryx currently promotes several prescription pharmaceutical products in Canada including two cardiovascular therapies, Corvert®, from Pfizer Canada, and Angiomax®, from The Medicines Company.

     About Niaspan:

     Available since 1997, Niaspan is the only FDA-approved, once-daily extended-release prescription formulation of niacin for treating abnormal cholesterol levels. Niacin had been known for decades to be an effective cholesterol medication at high doses but was limited by significant side effects. Kos’ solid-dose drug delivery technology transformed niacin, the most powerful agent available for increasing HDL-C (High-Density Lipoprotein; “good” cholesterol) into a highly effective, patient friendly therapy used by thousands of patients. In the United States, Niaspan is indicated as an adjunct to diet when the response to a diet restricted in saturated fat and cholesterol and other nonpharmacologic measures alone has been inadequate, to reduce elevated total cholesterol, LDL-C (Low-Density Lipoprotein; “bad” cholesterol), Apo B, and triglycerides (TG) levels, and to increase HDL-C in patients with primary hypercholesterolemia and mixed dyslipidemia. Additionally, Niaspan is also indicated to reduce the risk of recurrent heart attacks in patients who have a history of heart attack and hypercholesterolemia.

     Niaspan is contraindicated in patients with allergies to any of its ingredients, active liver or peptic ulcer disease, significant or unexplained persistent liverdysfunction, or arterial bleeding. Niaspan should not be substituted for equivalent doses of immediate-release niacin. Niaspan should be prescribed with caution in patients who consume substantial amounts of alcohol and/or have a past history of liver disease. Liver function tests should be performed on all patients during therapy with Niaspan. Use of Niaspan with other lipid-altering medications called statins may increase the risk of rhabdomyolysis, a rare condition that causes muscles to breakdown. The most common side effect with Niaspan is flushing of the skin. Other commonly reported side effects include indigestion, headache, pain, abdominal pain, nausea, itching, diarrhea, running nose, vomiting, and rash. Patients with diabetes should carefully monitor their blood sugar and report changes to their doctor.

     This press release contains forward-looking statements based on current expectations, and the Company assumes no obligation to update these statements or make any further statements on any of these issues. These forward-looking statements are intended to fall within the safe harbor provisions under the Private Securities Litigation Reform Act. These forward-looking statements are often identified by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume,” and similar words and include Kos’ statements of its expectations regarding the potential to commercialize Niaspan in Canada and elsewhere outside the United States, the success of the Company’s relationship with Oryx, the ability of Niaspan to improve cholesterol patients’ health, and the ability of Kos to continue to penetrate the worldwide cholesterol market. All forward-looking statements are subject to risks and uncertainties. Several factors could cause actual events to differ materially from the forward-looking statements, including, but not limited to, the market acceptance of the Niaspan product in Canada and elsewhere, the protection afforded by Kos’ patents, the ability to obtain and maintain marketing clearance and regulatory approvals, the Company’s ability to maintain its compliance with the FDA and other regulatory authorities without adversely affecting the Company’s manufacturing capabilities, the Company’s ability to ensure compliance with prescription drug sales and marketing laws, the Company’s ability to avoid the illegal reimportation of its products into the United States, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of Kos’ Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and in other documents filed with the SEC.

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